Exhibit 10.5

MENLO THERAPEUTICS INC.

2019 EQUITY INCENTIVE PLAN

1.             GENERAL.

(a)           Successor to and Continuation of 2015 Plan. The Plan is intended as the successor to and continuation of the Foamix Pharmaceuticals Ltd. (“Foamix”) 2015 Israeli Share Incentive Plan, as amended from time to time (the “2015 Plan”). From and after 12:01 a.m. Eastern Time on the Effective Date, no additional awards will be granted under the 2015 Plan. All Awards granted on or after 12:01 a.m. Eastern Time on the Effective Date will be granted under this Plan. All awards granted under the 2015 Plan will remain subject to the terms of the 2015 Plan.

(i)             Any shares that would otherwise remain available for future grants under the 2015 Plan as of 12:01 a.m. Eastern Time on the Effective Date (the “2015 Plan’s Available Reserve”) will cease to be available under the 2015 Plan at such time. Instead, that number of Shares equal to the 2015 Plan’s Available Reserve will be added to the Share Reserve (as further described in Section 3(a) below) and will be immediately available for grants and issuance pursuant to Share Awards hereunder, up to the maximum number set forth in Section 3(a) below.

(ii)            In addition, from and after 12:01 a.m. Eastern Time on the Effective Date, any shares subject, at such time, to outstanding share awards granted under the 2015 Plan or the Foamix 2009 Israeli Share Incentive Plan (together with the 2015 Plan, the “Prior Plans”) that (i) expire or terminate for any reason prior to exercise or settlement; or (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares and that would, in either case, have returned to the share reserve under the Prior Plans pursuant to the terms of the Prior Plans (such shares the “Returning Shares”) will immediately be added to the Share Reserve (as further described in Section 3(a) below) as and when such shares become Returning Shares, up to the maximum number set forth in Section 3(a) below.

(b)           On November 10, 2019, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Foamix and Giants Merger Subsidiary, Ltd. (“Merger Sub”), pursuant to which Merger Sub merged with and into Foamix, with Foamix continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). The Plan (formerly known as the Foamix Pharmaceuticals Ltd. 2019 Equity Incentive Plan) initially became effective upon the approval of Foamix shareholders on April 10, 2019, and was assumed by the Company pursuant to adoption by the Board effective as of the consummation of the Merger. Pursuant to the Merger Agreement, as of the Effective Time, (i) each Award granted under the Plan that was issued and outstanding immediately prior to the Effective Time was converted into an Award covering or relating to a number of Shares, giving effect to the Exchange Ratio (as defined in the Merger Agreement), and with respect to Options, with an option price giving effect to the Exchange Ratio, and shall otherwise continue to remain outstanding and subject to the same terms and conditions as in effect immediately prior to the Effective Time, (ii) the Company has assumed the Awards, and has elected to assume sponsorship of the Plan effective as of the Effective Time and (iii) the number of Shares available for issuance under the Plan pursuant to Section 3 hereof has been adjusted based on the Exchange Ratio. On March 9, 2020, the Plan was amended by the Company to reflect the consummation of the Merger.

(c)           Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(d)           Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Share Options, (ii) Nonstatutory Share Options, (iii) Share Appreciation Rights, (iv) Restricted Share Awards, (v) Restricted Share Unit Awards, (vi) Performance Share Awards, (vii) Performance Cash Awards, and (viii) Other Share Awards.

(e)           Purpose. The Plan, through the grant of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and provide a means by which the eligible recipients may benefit from increases in value of the Shares.

2.            ADMINISTRATION.

(a)           Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)           Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)             To determine: (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Shares under the Award; (E) the number of Shares subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Share Award.

(ii)            To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)           To settle all controversies regarding the Plan and Awards granted under it.

(iv)            To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or the time at which cash or Shares may be issued in settlement thereof).

(v)             To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant’s rights under the Participant’s then-outstanding Award without the Participant’s written consent, except as provided in subsection (viii) below.

(vi)            To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Share Options and certain nonqualified deferred compensation under Section 409A of the Code and/or bringing the Plan or Awards granted under the Plan into compliance with the requirements for Incentive Share Options or ensuring that they are exempt from, or compliant with, the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. If required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek shareholder approval of any amendment of the Plan that (A) materially increases the number of Shares available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which Shares may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as otherwise provided in the Plan or an Award Agreement, no amendment of the Plan will materially impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

(vii)          To submit any amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 422 of the Code regarding “incentive share options” or (B) Rule 16b-3.

(viii)         To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion (including, without limitation, the limits set forth in Sections 8(c) and 8(m) below); provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Share Option under Section 422 of the Code; (B) to change the terms of an Incentive Share Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Share Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

(ix)            Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)             To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

(c)          Delegation to Committee.

(i)              General. Subject to the provisions of Applicable Law, the Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, (and references in this Plan to the Board will thereafter be to the Committee). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)            Rule 16b-3 Compliance. In cases where a Committee’s actions are required to comply with Rule 16b-3, the relevant Committee shall consist solely of two or more directors that qualify as Non-Employee Directors, in accordance with Rule 16b-3.

(d)          Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e)          No Repricing of Awards. Neither the Board nor any Committee will have the authority to (i) reduce the exercise or strike price of any outstanding Option or SAR or (ii) cancel any outstanding Option or SAR that has an exercise or strike price (per share) greater than the then-current Fair Market Value of the Shares in exchange for cash or other Share Awards under the Plan, unless the shareholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.            SHARES SUBJECT TO THE PLAN.

(a)          Share Reserve. Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of Shares that may be issued pursuant to Share Awards following the Merger will not exceed: (i) 6,189,501 Shares1, plus (ii) the number of Shares subject to the 2015 Plan’s Available Reserve, plus (iii) the number of Shares that are Returning Shares, as such shares become available from time to time (collectively, the “Share Reserve”). The issuance of Substitute Awards will not reduce the number of shares available for issuance under the Plan.

(b)          Reversion of Shares to the Share Reserve.

(i)            Shares Available for Subsequent Issuance. The following Shares will become available again for issuance under the Plan: (A) any shares subject to a Share Award that are not issued because such Share Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Share Award having been issued; (B) any shares issued pursuant to a Share Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.

1 Reflects the conversion of the contingent stock rights at 1.8006 Menlo shares for each Foamix ordinary share.

(ii)            Shares Not Available for Subsequent Issuance. The following Shares will not become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of a Share Award granted under the Plan or a share award granted under the Prior Plans (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by or otherwise tendered or remitted to the Company to satisfy a tax withholding obligation in connection with a Share Award granted under the Plan or a share award granted under the Prior Plans; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of a Share Award granted under the Plan or a share award granted under the Prior Plans; and (D) in the event that a Share Appreciation Right granted under the Plan or a share appreciation right granted under the 2015 Plan is settled in Shares, the gross number of Shares subject to such award.

(c)          Incentive Share Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of Shares that may be issued pursuant to the exercise of Incentive Share Options will be equal to 20,197,873.

(d)          Limitation on Grants to Non-Employee Directors. The (i) maximum number of Shares subject to Share Awards granted under the Plan or otherwise during any one calendar year (beginning with the 2018 calendar year) to any Non-Employee Director, taken together with the (ii) cash fees paid by the Company to such Non-Employee Director during such calendar year, and in both cases for service on the Board, will not exceed the amounts set forth in the Company’s shareholder-approved compensation policy.

(e)          Source of Shares. The shares issuable under the Plan will be Shares of authorized but unissued or reacquired Shares, including Shares repurchased by the Company on the open market or otherwise.

4.            ELIGIBILITY.

(a)          Eligibility for Specific Share Awards. Incentive Share Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Share Awards other than Incentive Share Options may be granted to Employees, Directors and Consultants; provided, however, that Share Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the share underlying such Share Awards is treated as “service recipient share” under Section 409A of the Code (for example, because the Share Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in consultation with its legal counsel, has determined that such Share Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in consultation with its legal counsel, has determined that such Share Awards comply with the distribution requirements of Section 409A of the Code.

(b)          Ten Percent Shareholders. A Ten Percent Shareholder will not be granted an Incentive Share Option unless the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five years from the date of grant.

5.            PROVISIONS RELATING TO OPTIONS AND SHARE APPRECIATION RIGHTS.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Share Options or Nonstatutory Share Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Share Option, or if an Option is designated as an Incentive Share Option but some portion or all of the Option fails to qualify as an Incentive Share Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Share Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)           Term. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders, no Option or SAR will be exercisable after the expiration of ten years from the date of its grant or such shorter period specified in the Award Agreement.

(b)           Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Shareholders and except in the case of Substitute Awards, the exercise or strike price of each Option or SAR will be not less than 100% of the Fair Market Value of the Shares subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value of the Shares subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or share appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in Share equivalents.

(c)           Purchase Price for Options. The purchase price of Shares acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

(i)              by cash, check, bank draft or money order payable to the Company;

(ii)            pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the share subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)           by delivery to the Company (either by actual delivery or attestation) of Shares;

(iv)            if an Option is a Nonstatutory Share Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v)             in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)          Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Share Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of Shares equal to the number of Share equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Share equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Shares, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)           Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine; provided, however, that in no event may Options and SARs be transferred to a third-party financial institution. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)             Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws, including to such relatives, trusts, foundations and charities with respect to whom (or which) transfers are permitted by Applicable Law. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

(ii)            Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Share Option, such Option may be deemed to be a Nonstatutory Share Option as a result of such transfer.

(iii)           Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)           Vesting Generally. The total number of Shares subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of Shares as to which an Option or SAR may be exercised.

(g)          Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.

(h)          Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Shares received on exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of months (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Shares received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)            Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)            Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date 12 months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)           Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)            Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any Shares until at least six months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Share Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Share Awards and are hereby incorporated by reference into such Share Award Agreements.

6.            PROVISIONS OF SHARE AWARDS OTHER THAN OPTIONS AND SARS.

(a)           Restricted Share Awards. Each Restricted Share Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company’s Articles of Association, at the Board’s election, Shares may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Share Award lapse; or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Share Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Award Agreements need not be identical. Each Restricted Share Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)              Consideration. A Restricted Share Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)            Vesting. Shares awarded under the Restricted Share Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)           Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the Shares held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Share Award Agreement.

(iv)            Transferability. Rights to acquire Shares under the Restricted Share Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Award Agreement, as the Board will determine in its sole discretion, so long as Shares awarded under the Restricted Share Award Agreement remains subject to the terms of the Restricted Share Award Agreement.

(b)          Restricted Share Unit Awards. Each Restricted Share Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Share Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Award Agreements need not be identical. Each Restricted Share Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)             Consideration. At the time of grant of a Restricted Share Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each Share subject to the Restricted Share Unit Award. The consideration to be paid (if any) by the Participant for each Share subject to a Restricted Share Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)            Vesting. At the time of the grant of a Restricted Share Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Share Unit Award as it, in its sole discretion, deems appropriate.

(iii)           Payment. A Restricted Share Unit Award may be settled by the delivery of Shares, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Share Unit Award Agreement.

(iv)            Additional Restrictions. At the time of the grant of a Restricted Share Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the Shares (or their cash equivalent) subject to a Restricted Share Unit Award to a time after the vesting of such Restricted Share Unit Award.

(v)             Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Share Unit Award Agreement, such portion of the Restricted Share Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)          Performance Awards.

(i)             Performance Share Awards. A Performance Share Award is a Share Award that is payable (including that may be granted, may vest or may be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Share Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or the Committee, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee may determine that cash may be used in payment of Performance Share Awards.

(ii)            Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Board or the Committee, in its sole discretion. The Board or the Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board or the Committee may specify, to be paid in whole or in part in cash or other property.

(d)           Other Share Awards. Other forms of Share Awards valued in whole or in part by reference to, or otherwise based on, Shares, including the appreciation in value thereof may be granted either alone or in addition to Share Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Share Awards will be granted, the number of Shares (or the cash equivalent thereof) to be granted pursuant to such Other Share Awards and all other terms and conditions of such Other Share Awards.

7.            COVENANTS OF THE COMPANY.

(a)           Availability of Shares. The Company will keep available at all times the number of Shares reasonably required to satisfy then-outstanding Awards.

(b)           Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Share Awards and to issue and sell Shares upon exercise of the Share Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Share Award or any Shares issued or issuable pursuant to any such Share Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company will be relieved from any liability for failure to issue and sell Shares upon exercise of such Share Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Shares pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)           No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Share Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.            MISCELLANEOUS.

(a)           Use of Proceeds from Sales of Shares. Proceeds from the sale of Shares pursuant to Awards will constitute general funds of the Company.

(b)            Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)           Shareholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of Shares under, the Award pursuant to its terms, and (ii) the issuance of the Shares subject to such Award has been entered into the books and records of the Company.

(d)           No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Articles of Association of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)           Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)           Incentive Share Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Share Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Share Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Share Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)          Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Shares under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that such Participant is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Shares subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Shares under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Shares.

(h)          Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no Shares are withheld with a value exceeding an amount of tax calculated based on the maximum statutory tax rates in a Participant’s applicable tax jurisdiction (or such other amount as may be necessary to avoid classification of the Share Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) a “sell to cover” arrangement; or (vi) by such other method as may be set forth in the Award Agreement.

(i)           Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access).

(j)           Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)          Compliance with Section 409A of the Code. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(l)           Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of an event constituting Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(m)         Dividends and Dividend Equivalents. Dividends and dividend equivalents may be credited in respect of Shares covered by a Share Award (other than Options and Share Appreciation Rights), as determined by the Board and contained in the applicable Award Agreement. At the sole discretion of the Board, such dividends and dividend equivalents may be converted into additional Shares covered by the Share Award in such manner as determined by the Board. Any additional shares or cash payments covered by the Share Award credited by reason of such dividends or dividend equivalents will be subject to all of the same terms and conditions of the underlying Award Agreement to which they relate. Notwithstanding anything to the contrary in this Plan or any Award Agreement, dividends and dividend equivalents shall not be paid in respect of Shares covered by a Share Award until such Shares vest pursuant to the applicable Award Agreement.

(n)          Rules Applicable to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan may be adjusted with respect to a particular country by means of an addendum to the Plan in the form of an annex, and to the extent that the terms and conditions set forth in such annex conflict with any provisions of the Plan, the provisions of the annex shall govern unless impermissible under Applicable Law. The adoption of any such annex shall be subject to the approval of the Board.

9.            ADJUSTMENTS UPON CHANGES IN SHARES; OTHER CORPORATE EVENTS.

(a)           Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Share Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of share subject to outstanding Share Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)           Dissolution. Except as otherwise provided in the Share Award Agreement, in the event of a Dissolution of the Company, all outstanding Share Awards (other than Share Awards consisting of vested and outstanding Shares not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such Dissolution, and the Shares subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Share Award is providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Share Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Share Awards have not previously expired or terminated) before the Dissolution is completed but contingent on its completion.

(c)           Transactions. The following provisions shall apply to Share Awards in the event of a Transaction unless otherwise provided in the instrument evidencing the Share Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Share Award. Subject to the foregoing sentence, in the event of a Transaction, then, notwithstanding any other provision of the Plan, the Board shall take one or more of the following actions with respect to Share Awards, contingent upon the closing or completion of the Transaction:

(i)             arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Share Award or to substitute a similar share award for the Share Award (including, but not limited to, an award to acquire the same consideration paid to the shareholders of the Company pursuant to the Transaction);

(ii)            arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Shares issued pursuant to the Share Award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(iii)           accelerate the vesting, in whole or in part, of the Share Award (and, if applicable, the time at which the Share Award may be exercised) to a date prior to the effective time of such Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five days prior to the effective date of the Transaction), with such Share Award terminating if not exercised (if applicable) at or prior to the effective time of the Transaction;

(iv)            arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Share Award;

(v)             cancel or arrange for the cancellation of the Share Award, to the extent not vested or not exercised prior to the effective time of the Transaction, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; and

(vi)            make a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Share Award immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of Shares in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or other contingencies.

The Board need not take the same action or actions with respect to all Share Awards or portions thereof or with respect to all Participants. The Board may take different actions with respect to the vested and unvested portions of a Share Award.

10.          PLAN TERM; EARLIER TERMINATION OR SUSPENSION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Share Options may be granted after February 28, 2029. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.          EXISTENCE OF THE PLAN.

The Plan became effective on the Effective Date.

12.           CHOICE OF LAW.

The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.          DEFINITIONS. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)            “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)            “Applicable Law” means the legal requirements applicable to the administration of equity incentive plans, any applicable laws, rules and regulations in Israel and in any country or jurisdiction where Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time including any Stock Exchange rules or regulations;

(c)           “Award” means a Share Award or a Performance Cash Award.

(d)            “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(e)            “Board” means the Board of Directors of the Company.

(f)             “Capital Shares” means each and every class of shares of the Company, regardless of the number of votes per share.

(g)            “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Shares subject to the Plan or subject to any Share Award after February 28, 2019 without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, large nonrecurring cash dividend, share split, reverse share split, liquidating dividend, combination of shares, exchange of shares, spin-off, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(h)           “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(i)            “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)             any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company; (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)            there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)           there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

(iv)            the complete dissolution or liquidation of the Company, except for a liquidation into a parent corporation;

(v)             individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing definition or any other provision of the Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company and the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply.

If required for compliance with Section 409A of the Code, in no event will an event be deemed a Change in Control if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

For the avoidance of doubt, the consummation of the Merger shall not constitute a Change in Control.

(j)            “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(k)           “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(l)            “Company” means Menlo Therapeutics Inc., a Delaware corporation.

(m)          “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(n)           “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(o)           “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)              a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)            a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii)           a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)            a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

If required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such event is not also a “change in the ownership of” the Company, a “change in the effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder

(p)            “Director” means a member of the Board.

(q)            “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a) (2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r)            “Dissolution” means when the Israeli Registrar of Companies has registered the dissolution of the Company in the Israeli Registrar of Companies. Conversion of the Company into a Limited Liability Company (or any other pass-through entity) will not be considered a “Dissolution” for purposes of the Plan.

(s)            “Effective Date” means the date of Foamix shareholders initially approved this Plan, which was the date of the annual meeting of shareholders of Foamix held on April 10, 2019.

(t)            “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u)           “Entity” means a corporation, partnership, limited liability company or other entity.

(v)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)           “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of share of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(x)            “Fair Market Value” means, as of any date, the value of the Shares determined as follows:

(i)             If the Shares are listed on any established share exchange or traded on any established market, the Fair Market Value of a Share will be, unless otherwise determined by the Board, the closing sales price for such share as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, as reported in a source the Board deems reliable.

(ii)            Unless otherwise provided by the Board, if there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)           In the absence of such markets for the Shares, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(y)            “Incentive Share Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive share option” within the meaning of Section 422 of the Code.

(z)            “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(aa)          “Nonstatutory Share Option” means any Option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Share Option.

(bb)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(cc)          “Option” means an Incentive Share Option or a Nonstatutory Share Option to purchase Shares granted pursuant to the Plan.

(dd)          “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(ee)          “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ff)           “Other Share Award” means an award based in whole or in part by reference to the Shares which are granted pursuant to the terms and conditions of Section 6(d).

(gg)         “Other Share Award Agreement” means a written agreement between the Company and a holder of an Other Share Award evidencing the terms and conditions of an Other Share Award grant. Each Other Share Award Agreement will be subject to the terms and conditions of the Plan.

(hh)         “Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii)           “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

(jj)           “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(kk)        “Performance Criteria” means the one or more criteria that the Board or the Committee will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Committee (or Board, if applicable): (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) earnings before interest, taxes, depreciation, amortization and legal settlements; (v) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (vi) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and share-based compensation; (vii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), share-based compensation and changes in deferred revenue; (viii) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), share-based compensation, other non-cash expenses and changes in deferred revenue; (ix) total shareholder return; (x) return on equity or average shareholder’s equity; (xi) return on assets, investment, or capital employed; (xii) share price; (xiii) margin (including gross margin); (xiv) income (before or after taxes); (xv) operating income; (xvi) operating income after taxes; (xvii) pre-tax profit; (xviii) operating cash flow; (xix) sales or revenue targets; (xx) increases in revenue or product revenue; (xxi) expenses and cost reduction goals; (xxii) improvement in or attainment of working capital levels; (xxiii) economic value added (or an equivalent metric); (xxiv) market share; (xxv) cash flow; (xxvi) cash flow per share; (xxvii) cash balance; (xxviii) cash burn; (xxix) cash collections; (xxx) share price performance; (xxxi) debt reduction; (xxxii) implementation or completion of projects or processes (including, without limitation, clinical trial initiation, clinical trial enrollment and dates, clinical trial results, regulatory filing submissions, regulatory filing acceptances, regulatory or advisory committee interactions, regulatory approvals, and product supply); (xxxiii) shareholders’ equity; (xxxiv) capital expenditures; (xxxv) debt levels; (xxxvi) operating profit or net operating profit; (xxxvii) workforce diversity; (xxxviii) growth of net income or operating income; (xxxix) billings; (xl) bookings; (xli) employee retention; (xlii) initiation of studies by specific dates; (xliii) budget management; (xliv) submission to, or approval by, a regulatory body (including, but not limited to the U.S. Food and Drug Administration) of an applicable filing or a product; (xlv) regulatory milestones; (xlvi) progress of internal research or development programs; (xlvii) acquisition of new customers; (xlviii) customer retention and/or repeat order rate; (xlix) improvements in sample and test processing times; (l) progress of partnered programs; (li) partner satisfaction; (lii) timely completion of clinical trials; (liii) submission of 510(k)s or pre-market approvals and other regulatory achievements; (liv) milestones related to research development (including, but not limited to, preclinical and clinical studies), product development and manufacturing; (lv) expansion of sales in additional geographies or markets; (lvi) research progress, including the development of programs; (lvii) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; and (lviii) other measures of performance selected by the Board or the Committee.

(ll)           “Performance Goals” means, for a Performance Period, the one or more goals established by the Board or the Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Board or the Committee is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of the Company by reason of any share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (9) to exclude the effects of share based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; (12) to exclude the effects of the timing of acceptance for review and/or approval of submissions to the U.S. Food and Drug Administration or any other regulatory body; and (13) to make other appropriate adjustments selected by the Board or the Committee.

(mm)       “Performance Period” means the period of time selected by the Board or the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Share Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board or the Committee.

(nn)         “Performance Share Award” means a Share Award granted under the terms and conditions of Section 6(c)(i).

(oo)          “Plan” means this Menlo Therapeutics Inc. 2019 Equity Incentive Plan.

(pp)          “Restricted Share Award” means an award of Shares which are granted pursuant to the terms and conditions of Section 6(a).

(qq)          “Restricted Share Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Award evidencing the terms and conditions of a Restricted Share Award grant. Each Restricted Share Award Agreement will be subject to the terms and conditions of the Plan.

(rr)          “Restricted Share Unit Award” means a right to receive Shares which are granted pursuant to the terms and conditions of Section 6(b).

(ss)          “Restricted Share Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Share Unit Award evidencing the terms and conditions of a Restricted Share Unit Award grant. Each Restricted Share Unit Award Agreement will be subject to the terms and conditions of the Plan.

(tt)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu)          “Securities Act” means the Securities Act of 1933, as amended.

(vv)          “Share” means a share of common stock of the Company

(ww)        “Share Appreciation Right” or “SAR” means a right to receive the appreciation on Shares that are granted pursuant to the terms and conditions of Section 5.

(xx)          “Share Appreciation Right Agreement” means a written agreement between the Company and a holder of a Share Appreciation Right evidencing the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement will be subject to the terms and conditions of the Plan.

(yy)          “Share Award” means any right to receive Shares granted under the Plan, including an Incentive Share Option, a Nonstatutory Share Option, a Restricted Share Award, a Restricted Share Unit Award, a Share Appreciation Right, a Performance Share Award or any Other Share Award.

(zz)          “Share Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Share Award grant. Each Share Award Agreement will be subject to the terms and conditions of the Plan.

(aaa)        “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding Capital Shares having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, share of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(bbb)        “Substitute Award” means an Award issued in connection with a merger or acquisition in connection with the assumption of, or substitution for, an existing award.

(ccc)        “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) share possessing more than 10% of the total combined voting power of all classes of share of the Company or any Affiliate.

(ddd)        “Transaction” means a Corporate Transaction or a Change in Control.

MENLO THERAPEUTICS INC.

2019 EQUITY INCENTIVE PLAN

SUB-PLAN FOR ISRAELI PARTICIPANTS

1.	GENERAL

(a)           This sub-plan (the “Sub-Plan”) shall apply only to Participants who are residents of the State of Israel upon the date of grant of the Award, as defined below in Section 2, or who are deemed Israeli tax residents (collectively, “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Menlo Therapeutics Inc. 2019 Stock Incentive Plan (hereinafter the “Plan”).

(b)           This Sub-Plan is adopted pursuant to the authority of the Board under section 2(b)(x) and section 8(n) of the Plan. This Sub-Plan is to be read as a continuation of the Plan and modifies Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by the Israeli law in general, and in particular, with the provisions of the Israeli Income Tax Ordinance [New Version] 1961, as may be amended or replaced from time to time. This Sub-Plan does not add to or modify the Plan in respect of any other category of Participants.

(c)           The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In the event of any conflict, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail.

(d)           Any capitalized term not specifically defined in this Sub-Plan shall be construed according to the interpretation given to it in the Plan.

2.	DEFINITIONS

(a)           “102 Award” means any Award issued to an Approved Israeli Participant pursuant to Section 102 of the Ordinance.

(b)           “Approved Israeli Participant” means an Israeli Participant who is an employee, director or an officer of the Company or any Israeli resident Affiliate, excluding any Controlling Share Holder of the Company.

(c)           “Award” means any Share Award granted under the Plan but excluding Share Awards settled in cash with Options granted to Israeli Participants being designated as Nonstatutory Options unless otherwise determined by the Board..

(d)           “Capital Gain Award” or “CGA” means a Trustee 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

(e)           “Controlling Share Holder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

(f)            “ITA” means the Israeli Tax Authority.

(g)           “Israeli Award Agreement” means the Award Agreement between the Company and an Israeli Participant that sets out the terms and conditions of an Award.

(h)           “Non-Trustee 102 Award” means a 102 Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

(i)            “Ordinary Income Award” or “OIA” means a Trustee 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

(j)            “Ordinance” means the Israeli Income Tax Ordinance [New Version] – 1961, as now in effect or as hereafter amended.

(k)           “Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

(l)            “Tax” means any applicable tax and other compulsory payments such as social security and health tax contributions under any applicable law.

(m)          “Trustee” means any person or entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance, as may be replaced from time to time.

(n)           “Trustee 102 Award” means a 102 Award granted to an Approved Israeli Participant pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of an Approved Israeli Participant.

(o)           “Unapproved Israeli Participant” means an Israeli Participant who is not an Approved Israeli Participant, including a consultant or a Controlling Share Holder of the Company.

3.	ISSUANCE OF AWARDS

(a)           The Company may designate Awards granted to Approved Israeli Participants pursuant to Section 102 as Trustee 102 Awards or Non-Trustee 102 Awards.

(b)           The grant of Trustee 102 Awards shall be subject to this Sub-Plan and shall not become effective prior to the lapse of 30 days from the date the Plan has been submitted for approval by the ITA and shall be conditioned upon the approval of the Plan and this Sub-Plan by the ITA.

(c)           Trustee 102 Awards may either be classified as Capital Gain Awards (CGAs) or Ordinary Income Awards (OIAs). 28

(d)           No Trustee 102 Award may be granted under this Sub-Plan to any Approved Israeli Participant, unless and until the Company has filed with the ITA its election regarding the type of Trustee 102 Awards, whether CGAs or OIAs, that will be granted under the Plan and this Sub-Plan (the “Election”). Such Election shall become effective beginning the first date of grant of a Trustee 102 Award under this Sub-Plan and shall remain in effect at least until the end of the year following the year during which the Company first granted Trustee 102 Awards. The Election shall obligate the Company to grant only the type of Trustee 102 Award it has elected, and shall apply to all Israeli Participants who are granted Trustee 102 Awards during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, the Election shall not prevent the Company from granting Non-Trustee 102 Awards simultaneously.

(e)           All Trustee 102 Awards must be held in trust by the Trustee, as described in Section 4 below.

(f)            The designation of Non-Trustee 102 Awards and Trustee 102 Awards shall be subject to the terms and conditions set forth in Section 102.

(g)           Awards granted to Unapproved Israeli Participants shall be subject to tax according to the provisions of the Ordinance and shall not be subject to the Trustee arrangement detailed herein.

4.	TRUSTEE

(a)           Trustee 102 Awards which shall be granted under this Sub-Plan and/or any Share allocated or issued upon grant, vesting or exercise of a Trustee 102 Award and/or other Shares received following any realization of rights under the Plan, shall be allocated or issued to the Trustee for the benefit of the Approved Israeli Participants, in accordance with the provisions of Section 102. In the event that the requirements for Trustee 102 Awards are not met, the Trustee 102 Awards may be regarded as Non-Trustee 102 Awards or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

(b)           With respect to any Trustee 102 Award, subject to the provisions of Section 102, an Approved Israeli Participant shall not sell or release from trust any Share received upon the grant, vesting or exercise of a Trustee 102 Award and/or any Share received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the period of time required under Section 102 or any shorter period of time determined by the ITA (the “Holding Period”). Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Approved Israeli Participant.

(c)           Notwithstanding anything to the contrary, the Trustee shall not release or sell any Shares allocated or issued upon grant, vesting or exercise of a Trustee 102 Award unless the Company and the Trustee are satisfied that the full amounts of Tax due have been paid or will be paid.

(d)           Upon receipt of any Trustee 102 Award, the Approved Israeli Participant will consent to the grant of the Award under Section 102 and undertake to comply with the terms of Section 102 and the trust arrangement between the Company and the Trustee.

5.	THE AWARDS

The terms and conditions upon which the Awards shall be issued and exercised or vest, shall be specified in the Israeli Award Agreement to be executed pursuant to the Plan and to this Sub-Plan. Each Israeli Award Agreement shall state, inter alia, the number of Shares to which the Award relates, the type of Award granted thereunder (i.e., a CGA, OIA or Non-Trustee 102 Award or any Award granted to Unapproved Israeli Participant), and any applicable vesting provisions and exercise price that may be payable. For the avoidance of doubt it is clarified that there is no obligation for uniformity of treatment of Israeli Participants and that the terms and conditions of Awards need not be the same with respect to each Israeli Participant (whether or not such Israeli Participants are similarly situated).

6.	EXERCISE AND VESTING OF AWARDS

The grant, vesting and exercise of Awards granted to Israeli Participants shall be subject to the terms and conditions and, with respect to exercise, the method, as may be determined by the Company (including the provisions of the Plan) and, when applicable, by the Trustee, in accordance with the requirements of Section 102.

7.	ASSIGNABILITY, DESIGNATION AND SALE OF AWARDS

(a)           The provisions of the Plan with respect to any transfer of Awards shall apply to awards granted pursuant to the Sub-Plan; provided, however, that any such transfer will be subject to applicable tax withholding.

(b)           As long as Awards or Shares issued or purchased hereunder are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the Shares cannot be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

8.	INTEGRATION OF SECTION 102 AND APPROVALS FROM THE ITA

(a)           With regard to Trustee 102 Awards, the provisions of the Plan and/or the Sub-Plan and/or the Israeli Award Agreement shall be subject to the provisions of Section 102 and any approval issued by the ITA and the said provisions shall be deemed an integral part of the Plan, the Sub-Plan and the Israeli Award Agreement.

(b)           Any provision of Section 102 and/or said approval issued by the ITA which must be complied with in order to receive and/or to maintain any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, the Sub-Plan or the Israeli Award Agreement, shall be considered binding upon the Company and the Israeli Participants.

9.	TAX CONSEQUENCES

(a)           Any tax consequences arising from the grant, purchase, exercise, vesting or sale of any Award, from the payment for or sale of Shares covered thereby or from any other event or act (of the Company, and/or its Affiliates, and the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant. The Company and/or its Affiliates, and/or the Trustee shall withhold Tax according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such Tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such Tax from any payment made to the Israeli Participant.

(b)           The Company and/or, when applicable, the Trustee shall not be required to release any Award or Share to an Israeli Participant until all required Tax payments have been fully made.

(c)           Approved Awards that do not comply with the requirements of Section 102 shall be considered Non-Approved 102 Awards or Awards subject to tax under Section 3(i) or 2 of the Ordinance.

(d)           With respect to Non-Trustee 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Affiliate, or otherwise if so requested by the Company or the Affiliate, the Israeli Participant shall extend to the Company and/or the Affiliate a security or guarantee for the payment of Tax due at the time of sale of Shares, in accordance with the provisions of Section 102.

(e)           Should any provision in the Plan and/or Sub-Plan disqualify the Plan and/or Sub-Plan and/or the Awards granted thereunder from beneficial tax treatment pursuant to the provisions of Section 102, such provision shall be considered invalid either permanently or until the ITA provides approval of compliance with Section 102.

10.	ONE TIME BENEFIT

The Awards and underlying Shares are extraordinary, one-time Awards granted to the Participants, and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law, nor shall receipt of an award entitle a Participant to any future Awards.